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EXHIBIT 99.11

Mr. John G. Tramontana
Chairman of the Board
Bigmar, Inc.
CH-6917 Barbengo
Via Cadepiano 24
Switzerland

FAX:  (41)-91 985.2641

RE:      RESIGNATION FROM BOARD OF DIRECTORS OF BIGMAR, INC.



Dear Mr. Tramontana:

This letter confirms my emailed April 15, 2002 resignation as a member of the board of directors of Bigmar, Inc., a Delaware corporation ("the Company").

I accepted my appointment to the board with much enthusiasm and anticipation. I still believe today that I have experience and knowledge of growing a business and optimizing its organization that would be beneficial to Bigmar or any other business. Truthfully, had I known the internal problems that engulfed the company, I would have never volunteered my time and services. What further complicated our responsibilities and duty was the failure of the company to produce timely and accurate financial data for the board members to utilize in making critical decisions. This lack of information made our jobs virtually impossible to perform.

Regardless of the problems, I still believe the company has great potential, but in order to reach this potential all attention needs to focus on helping the company through its financial difficulties. It is critical that the board and the operating executives of the company unite and focus on one goal, the company's success. With this goal in mind, I have elected to resign in order to allow this fresh start to begin.


Very truly yours,


/s/ Timothy K. Carroll

Timothy K. Carroll